Exhibit 5.1

November 30, 2004

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with, and have participated in the preparation of, a Registration Statement on Form S-4 (Reg. No. 333-120339) (the “Registration Statement”) filed with the Securities Exchange Commission with respect to the Company’s 2004 Series C 2.125% Senior Notes Due 2023 (the “Series C Senior Notes”) which are being offered in exchange for the Company’s 2003 Series G 2.125% Convertible Senior Notes (the “Series G Senior Notes”).

In rendering this opinion, we have examined, and have relied upon, the factual statements contained in the Registration Statement and on such other instruments and documents, including records of the Company and certificates of public officials and authorized representatives of the Company, as we have deemed necessary or appropriate as a basis for the opinions expressed herein (collectively, the “Opinion Documents”). We have not undertaken any independent investigation or verification of any factual matter set forth in the Opinion Documents, and we have assumed the factual statements set forth therein to be complete and correct.

Based upon the foregoing, and subject to the assumptions, exclusions, limitations and qualifications set forth herein, we are of the opinion that:

1. When issued as contemplated by the Registration Statement, the Senior Notes will be legally issued and will constitute valid and binding obligations of the Company. Enforceability of the Company’s obligations under the Senior Notes may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by the application of equitable principles.

2. Shares of the Company’s common stock issuable upon conversion of the Series C Senior Notes as contemplated in the Registration Statement and by the terms of the Series C Senior Notes will, when issued, be legally issued, fully paid and non-assessable.

We express no opinion as to the laws of jurisdictions other than the laws of the United States of America, the Commonwealth of Virginia and the State of New York.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions “DESCRIPTION OF CAPITAL STOCK” and “LEGAL MATTERS” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ McGuireWoods LLP